EXHIBIT 10(C)(9)

                              LAWSON PRODUCTS, INC.

                           2002 STOCK EQUIVALENTS PLAN

                           FOR NON-EMPLOYEE DIRECTORS
                           --------------------------


         1. Purpose. The purpose of the Lawson Products, Inc. 2002 Stock Equivalents Plan for Non-Employee Directors (the "Plan") is to aid Lawson Products, Inc. (the "Company") in attracting and retaining non-employee directors by encouraging and enabling the acquisition of a financial interest in the Company by such directors through the issuance of stock equivalents. Participation in this Plan is limited to non-employee directors of the Company. For purposes of the Plan, a non-employee director is any person who is a member of the Board of Directors of the Company (the "Board") and who is not, and has never been, a full-time employee of the Company or any of its subsidiaries.

         2. Election to Receive Annual Retainer in Stock Equivalents. Each non-employee director may make an irrevocable election to receive all or any portion of his or her annual retainer in stock equivalents to be paid out at:
(a) the death, permanent disability, retirement or other termination of the non-employee director's service on the Board (each of the foregoing being a "Termination Event") or (b) five years from the date of election or (c) ten years from the date of election. In the event an election under (b) or (c) is made, and a Termination Event occurs prior to the date elected for a payment, the payment date shall be accelerated to the date of the Termination Date. An election pursuant to this paragraph 2 must be made in writing on or before July 1st of each year and will entitle the non-employee director to a number of stock equivalents during each of the ensuing four calendar quarters determined by dividing 25% of the portion of the retainer for the year for which the election is being made by the fair market value of one share of the Company's Common Stock as of the first day of each such quarter of such year. In the event any person becomes a non-employee director after July 1, such person may make an election, before the date on which such person becomes a non-employee director, to receive all or any portion of his or her retainer during the period ending on June 30 in stock equivalents determined in accordance with the formula set forth in the preceding sentence.


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         3. Stock Equivalents. The number of stock equivalents determined under paragraph 2 hereunder for each non-employee director shall be credited to a bookkeeping account established in the name of that director subject to the following terms and conditions:

              (a) If the Company pays a cash dividend with respect to the Common Stock at any time while stock equivalents are credited to a non-employee director's account, there shall be credited to the non-employee director's account additional stock equivalents equal to
         (i) the cash dividend the director would have received had he or she been the actual owner of the stock equivalents then credited to the director's account, divided by (ii) the fair market value of one share of the Company's Common Stock on the dividend payment date.

              (b) Upon the death, permanent disability, retirement or other termination of the non-employee director's service on the Board, or such earlier time as the director shall designate at the time of the election in paragraph 2 above, the Company shall pay to the non-employee director (or his or her designated beneficiary or estate) in a lump sum an amount equal to the fair market value of one share of Company Common Stock on the date of termination (or other designated date) multiplied by the number of stock equivalents then credited to the director's account.

              (c) The Company's obligation with respect to stock equivalents shall not be funded or secured in any manner, nor shall a participant's right to receive payment be assignable or transferable, voluntarily or involuntarily, except as expressly provided herein.

              (d) Stock equivalents shall not entitle the holder thereof to any voting or other stockholder rights as a result of the credit of stock equivalents to the holder's account.

              (e) All stock equivalents shall not be transferable in any manner other than by will or the laws of descent and distribution.

              (f) No right or interest of any director in a stock equivalent shall be subject to any lien, claim, encumbrance, obligation, or liability of such director. Any payments required under the Plan during a director's lifetime shall be made only to the director.


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         4. Fair Market Value. For purposes of this Plan, fair market value shall mean the closing price of a share of Company Common Stock on the valuation date or on the next preceding trading day if the valuation date is not a trading day, as reported in the Midwest Edition of The Wall Street Journal.

         5. Adjustments. If there is any change in the Company's Common Stock by means of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by means of any merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number of stock equivalents shall be automatically adjusted on the same basis to give proper effect to such change, and the Board of Directors shall make whatever changes in the Plan and in any stock equivalents then outstanding as it deems necessary or appropriate.

         6. Amendment or Termination. The Board shall have the power to terminate the Plan at any time and to amend the Plan from time to time as it may deem proper; provided, however, that no such termination or amendment shall adversely affect any outstanding stock equivalents. Notwithstanding the foregoing, the Board shall have the right to terminate this Plan and all stock equivalents outstanding at any time by making a lump sum payment equal to the then fair market value of the then outstanding stock equivalents in cancellation of all rights of directors in the Plan.

         7. Illinois Law. This Plan and all actions taken in connection herewith shall be governed and construed in accordance with the substantive laws of the state of Illinois (regardless of the law that might otherwise govern under applicable Illinois principles of conflict of laws).